Exhibit 10.1

LOAN AND SECURITY AGREEMENT

by and between

PALMSOURCE, INC.

and

SILICON VALLEY BANK

OCTOBER 10, 2003

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Table Of Contents

(continued)

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TABLE OF CONTENTS

(CONTINUED)

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THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of October 10, 2003, is by and between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054, and facsimile number is (408) 496-2421 and PALMSOURCE, INC., a Delaware corporation (“Borrower”), whose address is 1240 Crossman Avenue, Sunnyvale, California 94089, and facsimile number is (408) 400-1810 and provides the terms on which Bank will lend to Borrower, and Borrower will repay Bank. The parties hereto agree as follows:

1.	DEFINITIONS; ACCOUNTING AND OTHER TERMS

Capitalized terms used herein shall have the meanings given to such terms in Section 13 of this Agreement and in Appendix A hereto. Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules thereto. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2.	LOAN AND TERMS OF PAYMENT

2.1    Promise to Pay.    Borrower promises to pay Bank the unpaid principal amount of all Advances and interest on the unpaid principal amount of the Advances.

2.1.1    Advances.

(a)    Bank will make Advances not exceeding the lesser of (i) the Committed Revolving Line minus (A) the outstanding principal balance of the Advances minus (B) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus (C) the FX Reserve, and minus (D) all amounts for services utilized for Cash Management Services or (ii) the Borrowing Base minus (A) the outstanding principal balance of the Advances minus (B) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus (C) the FX Reserve, and minus (D) all amounts for services utilized for Cash Management Services. Amounts borrowed hereunder that remain available for borrowing under this Agreement may be repaid and reborrowed prior to the Maturity Date in accordance with Section 2.4.

(b)    To obtain an Advance, Borrower must notify Bank pursuant to the terms set forth in Section 2 of Appendix A. Borrower must promptly confirm the notification by delivering to Bank a Loan Payment/Advance Request Form in the form of Exhibit B attached hereto (the “Payment/Advance Form”). Bank will credit Advances to Borrower’s deposit account maintained with Bank, account number 3300404720 (the “Designated Deposit Account”). Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

(c)    The Committed Revolving Line shall terminate on the Maturity Date, and all Advances are immediately due and payable on the Maturity Date.

(d)    Bank’s obligation to lend the undisbursed portion of the Committed Revolving Line will be suspended if, (i) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower will fail to comply with any financial covenant in Section 6.7 during the present or any succeeding financial reporting period, (ii) there is a material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral which is not covered by adequate insurance or (iii) in Bank’s reasonable discretion, there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

2.1.2    Letters of Credit Sublimit.

(a)    Bank will issue or have issued letters of credit for Borrower’s account (each, a “Letter of Credit”) not exceeding the lesser of (i) the Committed Revolving Line minus the sum of (A) all amounts for services utilized under the Cash Management Services Sublimit, (B) the FX Reserve, and (C) the outstanding principal balance of the Advances, (ii) the Borrowing Base minus the sum of (A) all amounts for services utilized under the Cash Management Services Sublimit, (B) the FX Reserve, and (C) the outstanding principal balance of the Advances, or (iii) $10,000,000. Each Letter of Credit will have an expiry date of no later than 180 days after the Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Maturity Date if such Maturity Date is not extended by Bank or if an Event of Default occurs and continues. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

(b)    Prior to or simultaneously with the opening of each Letter of Credit, Borrower shall pay to Bank Bank’s customary fees in connection with the opening of a letter of credit (the “Letter of Credit Fees”). The Letter of Credit Fees shall be paid upon the opening of each Letter of Credit and upon each anniversary thereof. In addition, Borrower shall pay to Bank, for its own account, any and all additional issuance, negotiation, processing, transfer or other fees to the extent and as and when required by the provisions of any application for Letters of Credit. All Letter of Credit Fees shall be part of the Obligations.

(c)    If any Letter of Credit is drawn upon, such amount shall constitute an Advance but shall be immediately due and payable. If such amount is not paid immediately, then the full amount thereof shall accrue interest at the rate set forth in Section 2.3(a).

2.1.3    Foreign Exchange Sublimit.

If there is availability under the lesser of (a) the Committed Revolving Line and (b) the Borrowing Base, then Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one Business Day after the contract date (the “FX Forward Contract”). Bank will subtract ten percent (10%) of each outstanding FX Forward Contract from the amount available under the Committed Revolving Line which is a maximum of the lesser of (i) the Committed Revolving Line minus the sum of (A) all amounts for services utilized under the Cash Management Services Sublimit, (B) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and (C) the outstanding principal balance of the Advances (without duplication for any drawn but unreimbursed Letters of Credit), and (ii) the Borrowing Base minus the sum of (A) all amounts for services utilized under the Cash Management Services Sublimit, (B) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and (C) the outstanding principal balance of the Advances (without duplication for any drawn but unreimbursed Letters of Credit), and (iii) $10,000,000 (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

2.1.4    Cash Management Services Sublimit.

Borrower may use up to the lesser of (i) the Committed Revolving Line minus the sum of (A) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), (B) the FX Reserve, and (C) the outstanding principal balance of the Advances (without duplication for any drawn but unreimbursed Letters of Credit), (ii) the Borrowing Base minus the sum of (A) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), (B) the FX Reserve, and (C) the outstanding principal balance of the Advances (without duplication for any drawn but unreimbursed Letters of Credit), and (iii) $10,000,000 (the “Cash Management Services Sublimit”) for Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

2.2    Overadvances.

If, at any time, Borrower’s Obligations hereunder exceed in the aggregate the lesser of (a) the Committed Revolving Line or (b) the Borrowing Base (an “Overadvance”), Borrower shall immediately pay Bank the excess; provided, that if such Overadvance is the result of (i) a reduction by Bank in the advance percentage of the Borrowing Base, (ii) a change by Bank in eligibility standards for Accounts, or (iii) Bank’s determination in accordance with item (l) of the definition of “Eligible Accounts” that any Account should not be included in the Borrowing Base for any reason other than an Insolvency Proceeding to which the account debtor is a party, Borrower shall pay such excess within twenty-one (21) days of the Overadvance.

2.3    Interest Rate, Payments.

2.3.1    Interest Rate.    Advances accrue interest on the outstanding principal balance thereof at the Interest Rate (as defined in Appendix A hereto). Borrower may elect to borrow Prime Rate Loans or LIBOR Rate Loans, all as more particularly set forth in Appendix A hereto. After an Event of Default has occurred, Obligations shall accrue interest at a rate per annum equal to five percent (5%) above the rate effective immediately before the Event of

Default. The Interest Rate applicable to Prime Rate Loans increases or decreases when the Prime Rate changes. Interest is computed on a 360-day year for the actual number of days elapsed.

2.3.2 Payments.    Interest due on the Advances is payable on the first day of each month. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4    Payments and Prepayments.

2.4.1    Revolving Loan Repayment.    Prior to the Maturity Date, the Borrower may repay the Obligations at any time, without reduction of the Committed Revolving Line, by delivering to Bank a Payment/Advance Form. Repayment of any LIBOR Rate Loans shall be subject to the provisions of Appendix A.

2.4.2    Optional Prepayment and Termination.    Borrower may, without penalty, at any time or from time to time, upon irrevocable written notice to Bank delivered to Bank not later than 12:00 noon Pacific time at least three (3) Business Days before such prepayment and termination (a “Prepayment Notice”), prepay the aggregate amount of the Advances and request termination of the Agreement. Such Prepayment Notice shall specify the date such prepayment is to be made (which date shall be the date of termination of this Agreement). If a Prepayment Notice is given by Borrower, Borrower shall make such prepayment, and such prepayment shall be due and payable on the date specified therein, together with accrued interest to such date. Upon Bank’s receipt of a Prepayment Notice, together with payment in full of the Obligations, this Agreement shall terminate.

2.5    Fees.    Borrower will pay:

(a)    Loan Fee.    A fully earned, non-refundable loan fee in the amount of 0.50% of the Committed Revolving Line ($75,000), of which $37,500 has already been received by Bank, on or before the Closing Date (the “Commitment Fee”).

(b)    Utilization Fee.    A fee in the amount of 0.50% of the Committed Revolving Line ($75,000) if any Advances made pursuant to Section 2.1.1(a) of this Agreement are outstanding for more than three (3) Business Days during a calendar quarter (the “Utilization Fee”). Such Utilization Fee shall be payable only one-time even if Advances made pursuant to Section 2.1.1(a) of this Agreement are outstanding for more than three (3) Business Days during two (2) or more calendar quarters.

(c)    Unused Commitment Fee.    On the first day of each month, a fee equal to 0.25% per annum multiplied by the monthly average of the unused Committed Revolving Line.

(d)    Bank Expenses.    All Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the date of this Agreement upon demand.

3.	CONDITIONS OF LOANS

3.1    Condition Precedent to Initial Advance.    Bank’s obligation to make the initial Advance is subject to the condition precedent that the following have been satisfied, all in form and substance satisfactory to Bank:

(a)    Borrower shall have executed and delivered the Loan Documents;

(b)    Borrower shall have delivered the Operating Documents and a good standing certificate of Borrower from the State of Delaware and the State of California;

(c)    Borrower shall have delivered the Corporate Borrowing Resolutions substantially in the form attached hereto as Exhibit C;

(d)    Borrower shall have delivered an executed Account Control Agreement by and among Borrower, Bank, and any depositary bank (other than Bank) with which Borrower maintains any deposit account into which any balance sheet cash is deposited;

(e)    Borrower’s counsel shall have delivered an opinion in form and substance acceptable to Bank;

(f)    Bank’s personnel shall have completed an audit of Borrower’s Accounts prior to the Closing Date with results satisfactory to Bank;

(g)    Borrower shall have paid all reasonable costs and fees, including the Commitment Fee and Bank Expenses, then due; and

(h)    Borrower shall have delivered to Bank, in addition to the documents required in Section 3.2, all documents, certificates, and other assurances that Bank or its counsel may reasonably request.

3.2    Conditions Precedent to all Advances.    Bank’s obligation to make each Advance, including the initial Advance, is subject to the following:

(a)    timely receipt of any Payment/Advance Form, a Borrowing Base Certificate substantially in the form of Exhibit D attached hereto, and any other forms required pursuant to Appendix A;

(b)    the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Advance and no Event of Default may have occurred and be continuing, or result from such Advance. Each Advance is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true; and

(c)    no condition or circumstance exists such that a Material Adverse Change is reasonably likely to occur.

3.3    Covenant to Deliver.    Borrower agrees (not as a condition but as a covenant) to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to an Advance. Borrower expressly agrees that the extension of an Advance prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

4.	CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest.    Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.2    Authorization to File; Delivery of Additional Documentation.    Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s security interest in the Collateral. Borrower shall execute and deliver to Bank, at the request of Bank, all documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interest in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

5.	REPRESENTATIONS AND WARRANTIES Borrower represents and warrants as follows:

5.1    Due Organization; Organizational Structure; Authorization.    Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

Borrower has not changed its state of formation or organizational structure or type or any organizational number assigned by its jurisdiction of formation.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2    Collateral.    Borrower has good title to the Collateral and its owned Intellectual Property, free of Liens except Permitted Liens. All of Borrower’s deposit accounts are described on the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such collateral for the benefit of Bank. No Responsible Officer of Borrower has notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account. Except for licensed Intellectual Property (including Intellectual Property owned by Palm Trademark Holding Company, LLC and licensed to Borrower), Borrower is the sole owner of its Intellectual Property, except for non-exclusive and exclusive licenses granted to its customers in the ordinary course of business. Each issued Patent owned by Borrower is valid and enforceable and no part of the Intellectual Property owned by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property owned by Borrower violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change. Borrower shall not change the location of any Collateral without the Bank’s prior written consent.

5.3    Litigation.    Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4    No Material Adverse Change in Financial Statements.    All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank that would constitute a Material Adverse Change.

5.5    Solvency.    The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6    Regulatory Compliance.    Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7    Subsidiaries.    Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8    Full Disclosure.    No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results).

6.	AFFIRMATIVE COVENANTS

Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1    Designated Senior Indebtedness.    Borrower shall designate the Loan Documents as “Designated Senior Indebtedness” (as that term is defined in the Texas Instruments Note), and the Loan Documents shall constitute Designated Senior Indebtedness for purposes of the Texas Instruments Note.

Borrower shall designate the Loan Documents as “Designated Senior Indebtedness”, or such similar term, in any future convertible note entered into by Borrower after the date hereof, if such convertible note contains such term or similar term.

6.2    Government Compliance.    Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.3    Financial Statements, Reports, Certificates.

(a)    Borrower will deliver to Bank: (i) as soon as available, but no later than five (5) days after filing with the Securities Exchange Commission (the “SEC”), the Borrower’s 10K and 10Q reports, if Borrower is a reporting company; (ii) as soon as available, but no later than thirty (30) days after the last day of each month and each quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank and prepared consistently with prior interim period statements; (iii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iv) as soon as available, but no later than sixty (60) days after the end of each fiscal year, annual financial projections in form and substance commensurate with those provided to Borrower’s board of directors or utilized by Borrower’s executive management, in form and substance satisfactory to Bank; (v) a prompt report of (A) any legal actions pending or threatened against Borrower or any Subsidiary that would reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $500,000 or more and (B) any event that has occurred or is expected to occur that is likely to lead to a material breach of any Material License; and (vi) budgets, sales projections, operating plans or other financial information Bank reasonably requests.

(b)    Borrower will also deliver to Bank a Compliance Certificate with delivery of the balance sheets and income statements required by Section 6.3(a)(ii) above.

(c)    Within thirty (30) days after the last day of each month and concurrently with the delivery of a Payment/Advance Form when obtaining an Advance, Borrower will deliver to Bank a Borrowing Base Certificate, with aged listings of accounts receivable and accounts payable, deferred revenue schedule and other reports reasonably satisfactory to Bank to support Advances against Eligible Scheduled Contract Accounts and Eligible Estimated Contract Accounts.

(d)    Borrower will allow Bank to audit Borrower’s Collateral at Borrower’s expense (not to exceed $5,000 per audit so long as no Event of Default shall have occurred), and such audit will be satisfactory to Bank. Such audits will be conducted no more often than once in every six-month period unless an Event of Default shall have occurred.

6.4    Taxes.    Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5    Insurance.    Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower’s industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6    Financial Covenants.

(a)    Borrower will maintain the following measured on a quarterly basis of at least the amount set forth below for the applicable period:

(i)    Minimum Cumulative Quarterly GAAP Revenue.

Cumulative Quarters ending	Minimum Net Revenue
August 2003	$11,800,000
November 2003	$23,500,000
February 2004	$44,200,000
May 2004	$60,300,000
August 2004	$17,200,000
November 2004	$35,200,000
February 2005	$61,700,000
May 2005	$83,300,000

(ii)    Maximum Net Loss and Minimum Profitability.    Borrower’s net loss (in accordance with GAAP and exclusive of expense associated with restricted stock and the write-off of goodwill) shall not exceed (a) Four Million Dollars ($4,000,000) for the fiscal quarter ending in August 2003, (b) Twelve Million Four Hundred Thousand Dollars ($12,400,000) for the fiscal quarter ending in November 2003, (c) Four Hundred Thousand Dollars ($400,000) for the fiscal quarter ending in February 2004, and (d) Three Million Dollars ($3,000,000) in each of the fiscal quarters ending in May 2004 and August 2004. Beginning the November 2004 quarter, Borrower shall achieve a minimum quarterly Net Income in an amount not less than One Dollar ($1).

(b)    Minimum Liquidity Ratio.    At all times when Unrestricted Cash (net of any outstandings under the Committed Revolving Line (including issued Letters of Credit)) on deposit at Bank is below (i) $12,500,000 during the period from the Closing Date to the first anniversary thereof, or (ii) $17,500,000 at any time thereafter, Borrower will maintain a minimum Liquidity Ratio of 3.0:1.0.

6.7    Primary Accounts; Funds with Bank.    Borrower shall maintain with Bank all of its primary operating accounts and its cash management services.

6.8    Registration of Intellectual Property Rights.    Borrower will (a) protect, defend and maintain the validity and enforceability of the Intellectual Property owned by it and promptly advise Bank in writing of material infringements and (b) not allow any Intellectual Property owned by it and material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9    Use of Proceeds.    Borrower shall use the Advances (including Advances constituting Letters of Credit) only for its general working capital requirements.

6.10    Account Control Agreements.    Borrower shall deliver to Bank an Account Control Agreement executed by any institution with which Borrower maintains any type of deposit or operating account into which balance sheet cash is deposited immediately upon the opening any such account.

6.11    Further Assurances.    Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

Borrower will not do any of the following without Bank’s prior written consent for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1    Dispositions.    Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of worn-out or obsolete equipment, and (b) other Transfers for fair value not exceeding $500,000 in any fiscal year.

7.2    Changes in Business, Ownership, or Business Locations.    Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a Change in Control. Borrower will not, without at least thirty (30) days prior written notice, relocate its chief executive office, add any new offices or business locations in which Borrower maintains or stores over $500,000 in Borrower’s assets or property or change its state of incorporation.

7.3    Mergers or Acquisitions.    Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, and (b) the value of the transaction does not exceed 25% of the market capitalization of Borrower at the time of the announcement of such transaction. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4    Indebtedness.    Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5    Encumbrance.    Create, incur, or allow any Lien on any of its property (including its Intellectual Property), or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted hereunder.

7.6    Distributions; Investments.    Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than (a) Permitted Investments, (b) as permitted by Section 7.3(a) above, or otherwise in the ordinary course of business and in each case only to the extent that an Event of Default does not exist and would not result, or permit any of its Subsidiaries to do so; pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

7.7    Transactions with Affiliates.    Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8    Subordinated Debt.    Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision to (a) increase or accelerate payments, (b) increase the interest rate or the principal amount owing, or (c) to change the priority of Bank with respect to the Subordinated Debt, in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9    Compliance.    Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.	EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1    Payment Default.    If Borrower fails to pay any of the Obligations within three (3) Business Days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Advance will be made during the cure period);

8.2    Covenant Default.    If Borrower does not perform any obligation in Section 6.6, 6.7 or 6.8 or violates any covenant in Section 7; or

If Borrower does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within ten (10) days after it occurs, or if the default cannot be cured within ten (10) days or cannot be cured after Borrower’s attempts within such ten (10) day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than thirty (30) days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Advances will be made during the cure period);

8.3    Material Adverse Change.    If there (a) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (b) is a termination of the Palm License or (c) is a material impairment of the priority of Bank’s security interests in the Collateral;

8.4    Attachment.    If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Advances will be made during the cure period);

8.5    Insolvency.    If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Advances will be made before any Insolvency Proceeding is dismissed);

8.6    Other Agreements.    If (a) there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $500,000 or that could cause a Material Adverse Change or (b) any holder of the Texas Instruments Note exercises its right to require the Borrower to repurchase all or any portion of the Texas Instruments Note pursuant to Section 2 of the Texas Instruments Note in excess of $500,000;

8.7    Failure to Complete Spin-Off.    If Borrower shall have failed to complete its spin-off from Palm by December 31, 2003, under substantially the same terms as previously conveyed to Bank including, without limitation, the receipt of a net equity contribution from Palm of not less than Eleven Million Dollars ($11,000,000);

8.8    Judgments.    If a money judgment(s) in the aggregate of at least $500,000 (not covered by insurance) is rendered against Borrower and is unsatisfied and unstayed for thirty (30) days (but no Advances will be made before the judgment is stayed or satisfied); or

8.9    Misrepresentations.    If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

9.	BANK’S RIGHTS AND REMEDIES

9.1    Rights and Remedies.    When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)    Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)    Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)    Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d)    Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit, subject to the terms of any such licenses and agreements by which Borrower is bound; and

(g) Dispose of the Collateral according to the Code.

9.2    Power of Attorney.    Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (c) make, settle, and adjust all claims under Borrower’s insurance policies; (d) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (e) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Advances terminates.

9.3    Accounts Collection.    When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4    Bank Expenses.     If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5    Bank’s Liability for Collateral.    If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6    Remedies Cumulative.    Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7    Demand Waiver.    Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10. NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by facsimile (with confirmation of receipt) to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11. CHOICE	OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.	GENERAL PROVISIONS

12.1    Successors and Assigns.    This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2    Indemnification.    Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except with respect to (a) and (b) above, for losses caused by Bank’s bad faith, gross negligence or willful misconduct.

12.3    Time of Essence.    Time is of the essence for the performance of all obligations in this Agreement.

12.4    Severability of Provision.    Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5    Amendments in Writing; Integration.    All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7    Survival.    All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8    Confidentiality.    In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (a) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (b) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (c) as required by law, regulation, subpoena, or other order, (d) as required in connection with Bank’s examination or audit, and (e) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (x) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (y) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9    Attorneys’ Fees, Costs and Expenses.    In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.	DEFINITIONS

In this Agreement:

“Account Control Agreement” is an account control agreement, in form and substance satisfactory to Bank, executed and delivered by Borrower, Bank, and all applicable depositary institutions, with respect to Borrower’s deposit or operating accounts, or applicable securities intermediaries, with respect to Borrower’s securities accounts.

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line, including Advances used to issue or fund Letters of Credit, the FX Reserve or Cash Management Services.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Borrowing Base” is (a) 80% of Eligible Domestic Accounts plus (b) 80% of Eligible Foreign Accounts plus (c) 100% of Eligible Estimated Contract Accounts plus (d) 100% of Eligible Scheduled Contract Accounts, as each is determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may lower the advance percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.

“Cash Equivalents” means (a) securities issued or unconditionally guaranteed or insured by the United States Government or any agency or any State thereof and backed by the full faith and credit of the United States or such State having maturities of not more than one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements or bankers’ acceptances, having in each case a tenor of not more than one (1) year, issued by any lender, or by any nationally or state chartered commercial bank or any branch or agency of a foreign bank licensed to conduct business in the United States having combined capital and surplus of not less than $100,000,000 whose short term securities are rated at least A-1 by Standard & Poor’s Rating Group and P-1 by Moody’s Investors Service, Inc.; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Rating Group or P-1 by Moody’s Investors Service, Inc. and in either case having a tenor of not more than two hundred and seventy (270) days; and (d) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” are defined in Section 2.1.4.

“Change in Control” is a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the

“beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, who did not have such power before such transaction.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code in effect in any applicable jurisdiction.

“Collateral” is the property described on Exhibit A.

“Committed Revolving Line” is an Advance up to the aggregate principal amount of $15,000,000.

“Compliance Certificate” is a Compliance Certificate signed by a Responsible Officer in substantially the same form of Exhibit E attached hereto.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Copyright License” means any agreement, whether in written or electronic form, in which Borrower now holds or hereafter acquires any interest, granting any right in or to any Copyright or Copyright registration (whether Borrower is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which Borrower has obtained the exclusive right to use a copyright owned by a third party.

“Current Liabilities” are the amounts that under GAAP should be included on that date as current liabilities on Borrower’s consolidated balance sheet together with all outstanding indebtedness hereunder, including any issued Letters of Credit.

“Deferred Revenue” is all amounts received in advance of performance and not yet recognized as revenue.

“Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5; provided, that Bank may change eligibility standards by giving Borrower notice thereof. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a)    Accounts against which Bank does not have a perfected, first priority security interest;

(b)    Accounts that the account debtor has not paid within 90 days of invoice date;

(c)    Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(d)    Accounts with credit balances over 90 days from invoice date;

(e)    Accounts for an account debtor, including Affiliates (but excluding Palm), whose total obligations to Borrower exceed 30% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves otherwise in writing;

(f)    Accounts for which the account debtor does not have its principal place of business in the United States except for Eligible Foreign Accounts;

(g)    Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality and against which Bank’s security interest has not been perfected under the Assignment of Claims Act;

(h)    Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(i)    Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(j)    Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(k)    Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)    Accounts for which Bank reasonably determines collection to be doubtful, or the Account debtor to be an unacceptable business risk; or

(m)    The amount received on behalf of any Account constituting Deferred Revenue.

“Eligible Domestic Accounts” are Eligible Accounts other than Eligible Foreign Accounts, Eligible Estimated Contract Accounts or Eligible Scheduled Contract Accounts.

“Eligible Estimated Contract Accounts” are Eligible Accounts, the account debtors of which are Palm, Sony, and any other entities determined by Bank, but only to the extent that such Accounts are not included in the Borrowing Base as Eligible Domestic Accounts, Eligible Foreign Accounts, or Eligible Scheduled Contract Accounts, which meet all of Borrower’s representations and warranties in Section 5 and satisfy the following: such Account is equal to or greater than six (6) times the average monthly collections from such account debtor during the previous three (3) months. True-up payments for minimum contract obligations and payments for services not included in contractual license obligations will be excluded from the calculation.

“Eligible Foreign Accounts” are otherwise Eligible Accounts, the account debtors of which do not have their principal place of business in the United States, but only to the extent that such foreign Accounts meet all of Borrower’s representations and warranties in Section 5 and satisfy the following conditions:

(a)    such Accounts are backed by letters of credit advised through and acceptable to Bank in its sole discretion; or

(b)    such Accounts are covered by a foreign credit insurance policy acceptable to Bank in its sole discretion, and Bank is named as the beneficiary thereunder; provided, that, for purposes of calculating the Borrowing Base, the amount of such Account shall be reduced by the amount of the applicable insurance deductible.

“Eligible Scheduled Contract Accounts” are Eligible Accounts, the account debtors of which are Handspring and any other entities determined by Bank, but only to the extent that such Accounts are not included in the Borrowing Base as Eligible Domestic Accounts, Eligible Foreign Accounts, or Eligible Estimated Contract Accounts, which meet all Borrower’s representations and warranties in Section 5, and which contain terms pursuant to which such Accounts shall be due and payable within 180 days from the date Borrower delivers a Borrowing Base Certificate to Bank.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a)    Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b)    Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held; and

(c)    All design rights which may be available to Borrower now or later created, acquired or held.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Fees” is defined in Section 2.1.2.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests, whether in-bound or out-bound, whether in written or electronic form, now or hereafter owned or acquired or received by Borrower or in which Borrower now holds or hereafter acquires or receives any right or interest, and shall include any renewals or extensions of any of the foregoing thereof.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Ratio” means the ratio of (i) Unrestricted Cash plus Eligible Domestic Accounts to (ii) accounts payable plus amounts outstanding to Bank under this Agreement or otherwise and including the face amount of issued but undrawn Letters of Credit.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, any pledge agreements, the Negative Pledge Agreement, any Account Control Agreements, and any other present or future agreement between Borrower or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” has the meaning set forth in Section 8.3 hereof.

“Material License” is any License where Borrower’s obligations or forecast revenues exceed $2,000,000 annually.

“Maturity Date” is October 10, 2005.

“Negative Pledge Agreement” means that certain Negative Pledge Agreement executed by and between Borrower and Bank dated October 10, 2003.

“Net Income” means, as calculated (in accordance with GAAP) on a consolidated basis for Borrower and its consolidated Subsidiaries for any period as at any date of determination, the net income (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Operating Documents” shall mean the Borrower’s certificate of incorporation, as currently filed with and certified by the Secretary of State of the State of Delaware, and its bylaws in current form, each with all current modifications and amendments thereto.

“Palm” means Palm, Inc.

“Palm License” means that certain Amended and Restated Software License Agreement by and among PalmSource, Inc, Palm Platform Overseas Limited, Palm Ireland Investment and Palm executed on June 4, 2003 and effective as of December 3, 2001.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patent License” means any agreement, whether in written or electronic form, in which Borrower now holds or hereafter acquires any interest, granting any right with respect to any invention on which a Patent is in existence (whether Borrower is the licensee or the licensor thereunder).

“Permitted Indebtedness” is:

(a)    Borrower’s Indebtedness to Bank under this Agreement or any other Loan Document;

(b)    Indebtedness existing on the Closing Date and shown on the Schedule;

(c)    Indebtedness in an amount not to exceed $15,000,000 in favor of (i) Palm or (ii) Texas Instruments Incorporated pursuant to that certain 5% Convertible Subordinated Note Due 2006 (the “Texas Instruments Note”);

(d)    Subordinated Debt;

(e)    Indebtedness to trade creditors incurred in the ordinary course of business;

(f)    Indebtedness secured by Permitted Liens, and

(g)    Indebtedness incurred in the extension, renewal or refinancing of Permitted Indebtedness described in (a) through (c), but the principal amount of the Indebtedness may not increase.

“Permitted Investments” are:

(a)    Investments shown on the Schedule and existing on the Closing Date;

(b)    (i)    marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue; and

(c)    Other Investments not in excess of $500,000 in the aggregate.

“Permitted Liens” are:

(a)    Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b)    Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interest;

(c)    Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(d)    Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property; and

(e)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c) of the definition of Permitted Indebtedness, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

“Schedule” is the Borrower Profile for PalmSource, Inc. dated October 10, 2003 and any attached schedule of exceptions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank in its sole discretion and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

“Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

“Trademark License” means any agreement, whether in written or electronic form, in which Borrower now holds or hereafter acquires any interest, granting any right in and to any Trademark or Trademark registration (whether Borrower is the licensee or the licensor thereunder).

“Unrestricted Cash” is Borrower’s consolidated, unrestricted cash and short-term cash equivalents on deposit in the United States in the name of Borrower or any of its domestic Subsidiaries, as represented on Borrower’s monthly balance sheet.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

BORROWER:

PALMSOURCE, INC.

By:    /s/  Albert J. Wood

Printed Name:     Albert J. Wood

Title:    Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:     /s/ Maria Fischer Leaf

Printed Name:    Maria Fischer Leaf

Title:    Sr. Vice President

1

APPENDIX A

LIBOR SUPPLEMENT

1. Definitions.

“Business Day” means a day of the year (a) that is not a Saturday, Sunday or other day on which banks in the State of California or the City of London are authorized or required to close and (b) on which dealings are carried on in the interbank market in which Bank customarily participates.

“Interest Period” means for each LIBOR Rate Loan, a period of approximately one, two or three months as the Borrower may elect, provided that the last day of an Interest Period for a LIBOR Rate Loan shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable Maturity Date.

“Interest Rate” shall mean as to: (a) Prime Rate Loans, (i) a rate equal to the Prime Rate if Advances are outstanding less than three (3) Business Days per quarter, or (ii) a rate equal to the Prime Rate plus 1.75% per annum if Advances are outstanding three (3) Business Days or more in any quarter, but in no event less than 4.25%; and (b) LIBOR Rate Loans, a rate of 4.75% per annum in excess of the LIBOR Rate (based on the LIBOR Rate applicable for the Interest Period selected by the Borrower).

“LIBOR Base Rate” means, for any Interest Period for a LIBOR Rate Loan, the rate of interest per annum determined by Bank to be the per annum rate of interest as which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Loan.

“LIBOR Rate” shall mean, for any Interest Period for a LIBOR Rate Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (a) the LIBOR Base Rate for such Interest Period divided by (b) 1 minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Loans” means any Advances made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

“Prime Rate” means the variable rate of interest per annum, most recently announced by Bank as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank, and, in any event, shall not be less than four and one-quarter percent (4.25%) per annum. The interest rate applicable to the Prime Rate Loans shall change on each date there is a change in the Prime Rate.

“Prime Rate Loans” means any Advances made or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

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“Regulatory Change” means, with respect to Bank, any change on or after the date of this Loan Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of “LIBOR Base Rate” or (b) any category of extensions of credit or other assets which include Loans.

2.    Requests for Loans.    Each LIBOR Rate Loan shall be made upon the irrevocable written request of Borrower received by Bank not later than 11 :00 a.m. (Santa Clara, California time) on the Business Day three (3) Business Days prior to the date such Loan is to be made. Each such notice shall specify the date such Loan is to be made, which day shall be a Business Day; the amount of such Loan, the Interest Period for such Loan, and comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.

Each written request for a LIBOR Rate Loan shall be in the form of a LIBOR Rate Loan Borrowing Certificate as set forth on Exhibit A attached hereto, which shall be duly executed by the Borrower.

Each Prime Rate Loan shall be made upon the irrevocable written request of Borrower received by Bank not later than 11:00 a.m. (Santa Clara, California time) on the Business Day one (1) Business day prior to the date such Loan is to be made. Each such notice shall specify the date such Loan is to be made, which day shall be a Business Day and the amount of such Loan, and comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.

3. Conversion/Continuation of Loans.

(a)

Borrower may from time to time submit in writing a request that Prime Rate Loans be converted to LIBOR Rate Loans or that any existing LIBOR Rate Loans continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Loans which will constitute LIBOR Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Loans. Each written request for a conversion to a LIBOR Rate Loan or a continuation of a LIBOR Rate Loan shall be substantially in the form of a LIBOR Rate Conversion/Continuation Certificate as set forth on Exhibit B to this Supplement which shall be duly executed by the Borrower. Subject to the terms and conditions contained herein, three (3) Business Days after Bank’s receipt of

2

such a request from Borrower, such Prime Rate Loans shall be converted to LIBOR Rate Loans or such LIBOR Rate Loans shall continue, as the case may be provided that:

(i)	no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

(ii)	no party hereto shall have sent any notice of termination of this Supplement or of the Loan Agreement;

(iii)	Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Rate Loans;

(iv)	the amount of a LIBOR Rate Loan shall be $1,000,000 or such greater amount which is an integral multiple of $100,000; and

(v)	Bank shall have determined that the Interest Period or LIBOR Rate is available to Bank which can be readily determined as of the date of the request for such LIBOR Rate Loan.

Any request by Borrower to convert Prime Rate Loans to LIBOR Rate Loans or continue any existing LIBOR Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Loans, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Loans.

(b)	Any LIBOR Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Bank has received and approved a complete and proper request to continue such LIBOR Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Loans shall, at Bank’s option, convert to Prime Rate Loans in the event that (i) an Event of Default, or event which with the notice or passage of time or both would constitute an Event of Default, shall exist, (ii) this Supplement or the Loan Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to LIBOR Rate Loans, or the aggregate principal amount of existing LIBOR Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the Committed Revolving Line. Borrower agrees to pay to Bank, upon demand by Bank (or Bank may, at its option, charge Borrower’s loan account) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

3

(c)	On all Loans, Interest shall be payable by Borrower to Bank monthly in arrears not later than the first (1st) day of each calendar month at the applicable Interest Rate.

4.	Additional Requirements/Provisions Regarding LIBOR Rate Loans, Etc.

(a)	If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Loan prior to the last day of the Interest Period for such Loan, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.

(b)	Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Loans relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)	changes the basis of taxation of any amounts payable to Bank under this Supplement in respect of any Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which such Bank has its principal office); or

(ii)	imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Loans or any deposits referred to in the definition of “LIBOR Base Rate”); or

(iii)	imposes any other condition affecting this Supplement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the date of the Loan Agreement which will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 4. Determinations and allocations by Bank for purposes of this Section 4 of the effect of any Regulatory Change on its costs of maintaining its obligations to

4

make Loans or of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c)	Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Bank) to compensate it for any loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a Loan on the date for such borrowing specified in the relevant notice of borrowing hereunder.

(d)	If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(e)	If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Loan, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Banks obligation to make the LIBOR Rate Loans shall terminate, unless Bank and the Borrower agree in writing to a different interest rate Loans shall terminate, unless Bank and the Borrower agree in writing to a different interest rate applicable to LIBOR Rate Loans. If it shall become unlawful for Bank to continue to fund or maintain any Loans, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Loans in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 4(a) of this Supplement).

5

EXHIBIT A TO LIBOR SUPPLEMENT

LIBOR RATE LOAN BORROWING CERTIFICATE

The undersigned hereby certifies as follows:

I,                                                                      , am the duly elected and acting                                                                       of

PalmSource, Inc. (“Borrower”).

This certificate is delivered pursuant to Section 2 of that certain LIBOR Supplement to Agreement together with the Loan and Security Agreement by and between Borrower and SILICON VALLEY BANK (“Bank) (the “Loan Agreement”). The terms used in this Borrowing Certificate which are defined in the Loan Agreement have the same meaning herein as ascribed to them therein .

Borrower hereby requests on                                                                                              , 200_ a LIBOR Rate Loan (the

“Loan”) as follows:

(a)    The date on which the Loan is to be made is                                                                                          , 200    .

(b)    The amount of the Loan is to be

($                                                 ) for an Interest Period of                                                   month( s).

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

IN WITNESS WHEREOF, this Borrowing Certificate is executed by the undersigned as of

this                                                day of                                               , 200    .

PALMSOURCE, INC.

By:                                                                                                ‘

Title:

For Internal Bank Use Only

LIBOR Pricing Date	I LIBOR Rate	I LIBOR Rate Variance	Maturity Date

%

1

EXHIBIT B TO LIBOR SUPPLEMENT

LIBOR RATE CONVERSION/CONTINUATlON CERTIFICATE

The undersigned hereby certifies as follows:

I, ,	am the duly elected and acting	of
PalmSource, Inc. (“Borrower”).

This certificate is delivered pursuant to Section 2 of that certain LIBOR Supplement to Agreement together with the Loan and Security Agreement by and between Borrower and SILICON VALLEY BANK (“Bank”) (the “Loan Agreement”). The terms used in this LIBOR Rate Conversion/Continuation Certificate which are defined in the Loan Agreement .have the same meaning herein as ascribed to them therein.

Borrower hereby requests on                                                   , 200     a LIBOR Rate Loan (the “Loan”) as follows:

(c)	(i)	A rate conversion of an existing Prime Rate Loan from a Prime Rate Loan to a LIBOR Rate Loan; or

	(ii)	A continuation of an existing LIBOR Rate Loan as a LIBOR Rate Loan;

[Check (i) or (ii) above]

(d)	The date on which the Loan is to be made is , 200_.

(e)	The amount of the Loan is to be ($ ), for an Interest Period of month(s).

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation Certificate is executed by the undersigned as of this              day of             , 200_.

PALMSOURCE, INC.

By:                                                                                                ‘

Title:

For Internal Bank Use Only

LIBOR Pricing Date	I LIBOR Rate	I LIBOR Rate Variance	Maturity Date

%

1

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following, whether now owned or hereafter existing:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, payment intangibles, leases, contracts, licenses, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, software, computer discs, computer tapes, literature, reports, catalogs, design rights, tax and other types of refunds, payments of insurance and rights to payment of any kind;

All now existing and hereafter arising rights to payment of any kind, including accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents (including warehouse receipts), cash, cash equivalents, deposit accounts, securities, securities entitlements, securities accounts (including health care insurance receivables and credit card receivables), investment property, financial assets, letters of credit, letter of credit rights (whether or not evidenced by a writing), certificates of deposit, instruments, chattel paper and electronic chattel paper rights now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All investment property, whether held directly or as a security entitlement, securities account, commodity contract or a commodity account, or maintained with any securities intermediary or commodity intermediary; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, the Collateral shall not be deemed to include:

1

(a)    any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property; and

(b)    Borrower’s membership interest in Palm Trademark Holding Company, LLC, and any and all agreements between Borrower and Palm Trademark Holding Company, LLC or its members (collectively, the “Holdings Interest”).

Borrower and Bank are parties to a Negative Pledge Agreement, whereby Borrower, in connection with Bank’s loan or loans to Borrower, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property or the Holdings Interest.

2

EXHIBIT B

PRIME RATE LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 12:00 NOON PACIFIC TIME

Fax To:                                                                                                                              Date:

Borrower:    PalmSource, Inc.

☐	LOAN PAYMENT:

From Account #	To Account #
(Name and Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:

☐	LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Name and Deposit Account #)

Amount of Advance $

Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on and as of the date of the requested Advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Authorized Signature:	Phone Number:

OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.
Deadline for same day processing is 12:00 noon, Pacific Time

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

1

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #	Telephone #

2

EXHIBIT C

CORPORATE BORROWING RESOLUTIONS

Borrower:	PalmSource Inc. 1240 Crossman Avenue Sunnyvale, CA 94089	Bank:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95954

I, the Secretary or Assistant Secretary of PalmSource, Inc. (“Borrower”), CERTIFY that Borrower is a corporation existing under the laws of the State of Delaware.

I certify that at a meeting of Borrower’s Directors (or by other authorized corporate action) duly held the following resolutions (the “Resolutions”) were adopted.

It is resolved that any one of the following officers of Borrower, whose name, title and signature is below:

NAMES	POSITIONS	ACTUAL SIGNATURES

may act for Borrower and:

Borrow Money.    Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents.    Execute any loan documents Bank requires.

Grant Security.    Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items.    Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit.    Apply for letters of credit from Bank.

Foreign Exchange Contracts.    Execute spot or forward foreign exchange contracts.

Further Acts.    Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they think necessary to effectuate these Resolutions.

Further resolved that all acts authorized by these Resolutions and performed before they were adopted are ratified. These Resolutions remain in effect and Bank may rely on them until Bank receives written notice of their revocation.

I certify that the persons listed above are Borrower’s officers with the titles and signatures shown following their names and that these resolutions have not been modified are currently effective.

CERTIFIED TO AND ATTESTED BY:

X

*Secretary or Assistant Secretary

X

Date: October             , 2003

*	NOTE: In case the Secretary or other certifying officer is designated by the foregoing resolutions as one of the signing officers, this resolution should also be signed by a second Officer or Director of Borrower.

2

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower:	PalmSource Inc. 1240 Crossman Avenue Sunnyvale, CA 94089	Bank:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95954

Commitment Amount:    $15,000,000

ACCOUNTS RECEIVABLE

1.	Accounts Receivable Book Value as of		$
2.	Eligible Foreign Accounts Book Value as of		$
3.	TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts against which Bank not perfected	$
5.	Amounts over 90 days due	$
6.	Balance of 50% over 90 day accounts	$
7.	Credit balances over 90 days	$
8.	30% Concentration Limits	$
9.	Non-Eligible Foreign Accounts	$
10.	Governmental Accounts	$
11.	Contra Accounts	$
12.	Promotion or Demo Accounts	$
13.	Intercompany/Employee/Affiliate Accounts	$
14.	Accounts challenged by Debtor	$
15.	Accounts constituting excludable Deferred Revenue	$
16.	Other (please explain on reverse)	$
17.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
18.	Eligible Accounts (#3 minus #17)		$
19.	LOAN VALUE OF ACCOUNTS (80% of #18)		$

OTHER BORROWING BASE ACCOUNTS (without duplication)
20.	Eligible Scheduled Contract Accounts		$
21.	Eligible Estimated Contract Accounts		$

BALANCES
22.	Maximum Loan Amount	$15,000,000
23.	AGGREGATE VALUE OF ACCOUNTS [#19 + #20 + #21]		$
24.	Total Funds Available [Lesser of #22 or #23]		$
25.	Present balance owing on Line of Credit	$
26.	Outstanding under Sublimits (LC, FX or CM)	$
27.	RESERVE POSITION (#22 minus #24 + #25)		$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:	BANK USE ONLY

Rec’d By:
Auth. Signer

Date:

Verified:
PALMSOURCE, INC.	Auth. Signer

Date:
By:
Authorized Signer

2

EXHIBIT E

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054	FROM:	PALMSOURCE, INC. 1240 Crossman Avenue Sunnyvale, CA 94089

The undersigned authorized officer of PALMSOURCE, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (a) Borrower is in complete compliance for the period ending                                      with all required covenants, except as noted below, and (b) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The undersigned officer certifies that such documents were prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next, except as explained in an accompanying letter or footnotes. The undersigned officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Financial Covenant	Required	Actual	Complies

Maintain on a Quarterly Basis:

•        Minimum Net Revenue

•        Minimum Profitability

•        Maximum Loss

Maintain at all times:

•        Unrestricted Cash at SVB

•        Minimum Liquidity Ratio (Measured when Unrestricted Cash is below required level only)

See Section 6.7(a)(i)

$1, beginning 11/2004

($4,000,000) at 8/31/03

($12,400,000) at 11/30/03

($400,000) at 2/28/04

($3,000,000 at 5/31/04 and 8/31/04

$12,500,000 (Closing Date until first anniversary thereof)

$17,500,000 thereafter

3.0:1.0

		$ $ $ $ $ :	Yes No Yes No Yes No Yes No Yes No Yes No

Reporting Covenant	Required		Complies
Monthly/Quarterly financial statements	Monthly/Quarterly within 30 days		Yes No

10K and 10Q reports	Within 5 days of filing		Yes No

Compliance Certificate	Monthly within 30 days or with SEC reports, as applicable	Yes No

Borrowing Base Certificate (with payable and receivable agings and deferred revenue schedule)	Monthly within 30 days and with Advance request	Yes No

Financial Projections	Annually within 60 days after FYE	Yes No

Borrower has deposit accounts located at only the following

institutions:                                                                                                                                                                                                     .

Comments regarding exceptions (if any):    See Attached.

Sincerely,	BANK USE ONLY

Received by:
PALMSOURCE, INC.	AUTHORIZED SIGNER

SIGNATURE	Date:

Verified:
TITLE	AUTHORIZED SIGNER

Date:
DATE
Compliance Status: Yes No

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